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FIRST FINANCIAL HOLDINGS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street
Charleston, South Carolina 29401
843-529-5933

December 16, 2009

Dear Shareholder:

You are cordially invited to attend the 2010 annual meeting of shareholders of First Financial Holdings, Inc. to be held at our main office, located at 34 Broad Street, Charleston, South Carolina, on Thursday, January 28, 2010, at 5:30 p.m., Eastern Standard Time.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Our directors and officers, as well as a representative of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders.  The Grant Thornton LLP representative will have the opportunity to make a statement if he or she desires to do so.

To ensure proper representation of your shares at the meeting, please sign, date and return the  proxy card as soon as possible or vote by telephone or over the Internet, even if you currently plan to attend the meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

SINCERELY,

A. THOMAS HOOD
PRESIDENT AND CHIEF EXECUTIVE OFFICER

FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street
Charleston, South Carolina 29401
843-529-5933

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JANUARY 28, 2010

Notice is hereby given that the annual meeting of shareholders of First Financial Holdings, Inc. will be held at our main office, located at 34 Broad Street, Charleston, South Carolina, on Thursday, January 28, 2010, at 5:30 p.m., Eastern Standard Time, for the following purposes:

Proposal 1:	To elect three directors to each serve for a three-year term and one director to serve for a one-year term;

Proposal 2:	To provide advisory approval of the compensation of our named executive officers; and

Proposal 3:	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the meeting.

The Board of Directors has fixed the close of business on November 30, 2009 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

Pursuant to new rules issued by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of these materials on the Internet.

Whether or not you plan to attend the meeting, please complete and sign the form of proxy which is solicited by the Board of Directors, or vote by telephone or over the Internet using the voting procedures described on your meeting notice and proxy card.  The proxy will not be used if you attend our annual meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

DOROTHY B. WRIGHT CORPORATE SECRETARY
CHARLESTON, SOUTH CAROLINA DECEMBER 16, 2009

IMPORTANT:  Your prompt response will save us the expense of further requests for proxies in order to ensure a quorum at the meeting.  You may vote by completing, signing and mailing a proxy card.  Alternatively, you may vote by telephone or over the Internet by following the voting procedures and instructions on the proxy card or on the notice that shareholders will receive.  Regardless of the number of shares you own, your vote is important.

TABLE OF CONTENTS
ANNUAL MEETING OF SHAREHOLDERS	1

INFORMATION ABOUT THE ANNUAL MEETING	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4

PROPOSAL 1 – ELECTION OF DIRECTORS	7

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS	9

DIRECTORS’ COMPENSATION	13

EXECUTIVE COMPENSATION, COMPENSATION DISCUSSION AND ANALYSIS	14

AUDIT COMMITTEE MATTERS	29

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	30

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTING FIRM	31

CORPORATE GOVERNANCE/NOMINATING COMMITTEE MATTERS	33

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34

SHAREHOLDER PROPOSALS	34

OTHER MATTERS	34

ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS	35

PROXY STATEMENT
OF
FIRST FINANCIAL HOLDINGS, INC.
34 BROAD STREET
CHARLESTON, SOUTH CAROLINA 29401
843-529-5933

ANNUAL MEETING OF SHAREHOLDERS
JANUARY 28, 2010

The Board of Directors of First Financial Holdings, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders.  We are making this Proxy Statement and the enclosed form of proxy available to our shareholders on or about December 16, 2009.

The information provided in this Proxy Statement relates to First Financial Holdings, Inc. and its wholly-owned subsidiaries, First Federal Savings and Loan Association of Charleston, First Southeast Insurance Services, Inc., Kimbrell Insurance Group, Inc., and First Southeast Investor Services, Inc.  First Financial Holdings, Inc. may also be referred to as “First Financial” and First Federal Savings and Loan Association of Charleston may also be referred to as “First Federal.”  A reference to “we,” “us” and “our” refer to First Financial and, as the context requires, First Federal.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Thursday, January 28, 2010
Time:	5:30 p.m., Eastern Standard Time
Place:	First Financial Holdings, Inc., 34 Broad Street, Charleston, South Carolina

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1:	Election of three directors of First Financial to each serve for a three-year term and one director to serve for a one-year term.

Proposal 2:	Advisory approval of the compensation of our named executive officers.

Proposal 3:	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described herein.

Who is Entitled to Vote?

We have fixed the close of business on November 30, 2009 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of First Financial’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Financial common stock you own.  On November 30, 2009, there were __________shares of First Financial’s common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Pursuant to new rules issued by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of these materials on the Internet.  On December 16, 2009, we mailed our shareholders a notice containing instructions on how to access these materials and how to vote their shares.  The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by e-mail.  In addition, you may request to receive proxy materials in printed form by mail.

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of First Financial common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions were made available to shareholders of record on December 16, 2009. Shares of First Financial common stock represented by properly executed proxies will be voted by the individuals named on the proxy and in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of our director nominees, “FOR” the advisory approval of the compensation of our named executive officers and “FOR” the ratification of the appointment of Grant Thornton LLP. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If your common stock is held in street name, you will receive instructions from your broker that you must follow in order to have your shares voted.  Your broker may allow or require you to deliver your voting instructions via the telephone or the Internet.  Please see the instructions that have been provided by your broker.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items.  In the case of non-discretionary items, shares not voted are treated as “broker non-votes.”  The proposal to elect directors described in this Proxy Statement is considered a non-discretionary item under the rules governing brokers that are members of the New York Stock Exchange; therefore, you must provide instructions to your broker in order to have your shares voted in the election of directors.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Financial common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 30 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1:  Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Accordingly, the four nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Certificate of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the four nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its director nominees.

Vote Required to Approve Proposal 2:  Advisory Approval of Executive Compensation

The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.  Broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3:  Ratification of the Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.  Broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of First Financial in writing before the annual meeting that you have revoked your proxy;

•	entering a new vote by telephone or over the Internet (following the instructions on the proxy card); or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of November 30, 2009, the voting record date, information regarding share ownership of:

•	those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of First Financial’s common stock;

•	each non-employee director (including director nominees) of First Financial;

•	each employee director of First Financial;

•
each executive officer of First Financial or First Federal named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”) and who is not a director; and

•	all directors and named executive officers of First Financial and First Federal as a group.

Persons and groups who beneficially own more than five percent of First Financial’s common stock are required to file with the SEC, and provide a copy to us, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of First Financial’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Shares of Common Stock Outstanding
Beneficial Owners of More Than 5%
Wellington Management Co. LLP[1] 75 State Street 20th Floor Boston, MA 02109	1,243,459%
Barclays Global Investors, NA [1] Barclays Global Fund Advisors 400 Howard Street San Francisco, CA 94105	997,955%
[1]
Based solely on a Schedule 13F, filed with the SEC on November 16, 2009.  Weillington Management Co. LLP has sole voting power over _________ shares and sole dispositive power over ___________ shares of First Financial’s common stock, all of which shares are held in trust accounts for economic benefit of the beneficiaries of those accounts.

[2]
Based solely on a Schedule 13F, filed with the SEC on November 12, 2009.  Barclays Global Investors, NA has sole voting power over _________ shares and sole dispositive power over ___________ shares of First Financial’s common stock, and Barclays Global Fund Advisors has sole voting and dispositive power over __________ shares of First Financial’s common stock, all of which shares are held in trust accounts for economic benefit of the beneficiaries of those accounts.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Options Exercisable Within 60 Days	Total Beneficial Ownership of Common Stock[1]	Percent of Shares of Common Stock Outstanding
Director Nominees
Hugh L. Willcox, Jr.	20,756	9,506	30,262	[2]
Paula Harper Bethea[3]	14,866	501	15,368	[2]
Paul G. Campbell, Jr.[3]	16,825	11,586	28,411	[2]
Ronnie M. Givens[3]	20,534	2,718	23,252	[2]

Non-Employee Directors
Thomas J. Johnson	40,616	501	41,117	[2]
James C. Murray	48,353	3,135	51,488	[2]
D. Kent Sharples	34,962	5,081	40,043	[2]
Henry M. Swink	24,454	11,182	35,636	[2]
Employee Directors
A. Thomas Hood [4]	207,188	24,834	232,022
James L. Rowe	16,238	11,453	27,691	[2]
Named Executive Officers Who Are Not Directors
Charles F. Baarcke, Jr.	61,882	11,501	73,383	[2]

C. Alexander Elmore, Jr.	-0-	22,435	22,435
R. Wayne Hall	12,319	6,001	18,320	[2]
John L. Ott, Jr.	119,129	22,001	141,130

All Directors and Executive Officers as a group (14 persons)	638,122	142,435	780,557
[1]
The foregoing directors and executive officers have sole voting and investment power over the shares of common stock beneficially owned by them on November 30, 2009, except for the following shares over which the directors and executive officers disclaim voting and/or investment power:  Mr. Murray-6,019 shares - spouse; Mr. Hood-5,681 shares - spouse, 3,520 shares - joint with spouse; Mr. Rowe-2,012 shares - spouse; Mr. Hall- 12,319 shares - joint with spouse; Mr. Baarcke-44,948 shares - joint with spouse;  Mr. Ott-32,372 shares - joint with spouse, 2,010 - son, 4,265 custodial for son; and Mr. Willcox 1,000 shares trustee transfer – brother, 1,236 shares estate of brother, 1,301 shares – spouse.

[2]	Less than one percent of shares outstanding.
[3]	Also a non-employee director.
[4]	Mr. Hood is also a named executive officer of First Financial.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine members and is divided into three classes.  One-third of the directors are elected each year to serve for a three-year period or until their respective successors are elected and qualified.  The Board of Directors selects nominees for election as directors, based on the recommendation of the Corporate Governance/Nominating Committee.  This committee is comprised solely of independent directors.  Our Chairman of the Board, James C. Murray, has reached First Financial’s mandatory director retirement age of 70 and will transition from director to director emeritus effective as of the 2010 annual meeting of shareholders.

Paula Harper Bethea, Paul G. Campbell, Jr., and Ronnie M. Givens have each been nominated for election to the Board for three-year terms, Hugh L. Willcox, Jr. has been nominated for election to the Board for a one-year term to fill the vacancy created by Mr. Murray’s retirement from the Board.  Mrs. Bethea, Mr. Campbell and Mr. Givens are currently members of the First Financial Board, and Mr. Willcox is currently a member of the First Federal Board, and each has consented to being named in this Proxy Statement and to serving as a director on the Board of Directors of First Financial if elected.  It is intended that the proxies solicited by the Board will be voted for the election of these nominees.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute recommended by the Board or the Board may adopt a resolution to amend our Bylaws to reduce the size of the Board.  At this time, the Board knows of no reason why any nominee might be unavailable to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR ELECTION AS DIRECTORS OF FIRST FINANCIAL.

The following table sets forth certain information regarding the nominees for election at the meeting as well as information regarding those directors continuing in office after the meeting.

Name	Age [1]	Year First Elected Director	Year Term Expires
Board Nominees
Paula Harper Bethea	54	1996	2013[2]
Paul G. Campbell, Jr.	63	1991	2013[2]
Ronnie M. Givens	67	2004	2013[2]
Hugh L. Willcox, Jr.	63	--	2011[2]
Directors Continuing In Office
Thomas J. Johnson	59	1998	2011
D. Kent Sharples	65	1992	2011
A. Thomas Hood	63	1987	2012
James L. Rowe	66	2001	2012
Henry M. Swink	64	2002	2012

[1]		As of September 30, 2009.
[2]		Assuming election or re-election.

The following discussion presents the principal occupation and other business experience during at least the last five years with respect to each of the nominees at the meeting:

PAULA HARPER BETHEA joined First Financial’s and First Federal's Boards of Directors in 1996. She is the Executive Director of the South Carolina Education Lottery.  Prior to this position, Mrs. Bethea served as Director of External Relations for the McNair Law Firm.   A native of Hampton County, Mrs. Bethea is a

graduate of the University of South Carolina. Currently, she is Chairman Emeritus of the Board of Governors of United Way of America. She is past Chairman of United Way of South Carolina, the Hilton Head Island Chamber of Commerce and Columbia College. She is also Chairman of the Centers of Economic Excellence Board and the Wilkins Forum at Furman University. She is a founding Board member of the Palmetto Institute and is on the Board and Vice Chairman of Presbyterian College. She served in 1991 on the State Chamber's Task Force for Restructuring State Government and was a member and a Subcommittee Chairman of the Governor's Commission on Restructuring. Governor Campbell presented the Order of the Palmetto, South Carolina's highest award for volunteer service, to her in 1992. In 1998 she was awarded the Algernon Sydney Sullivan Award by the University of South Carolina, her alma mater, and in 2003 she was awarded the Columbia College Medallion, the most distinguished commendation bestowed by the college.  In 2006, she and her husband, Bill, were South Carolina’s Business Leaders of the Year.

PAUL G. CAMPBELL, JR. was elected to First Financial’s and First Federal's Boards of Directors in 1991. He is the retired President of the Southeast Region for Alcoa Primary Metals, the world's leading aluminum reduction company. He continues to work for Alcoa as a consultant. He is a graduate of Clemson University and received a master's degree from Jacksonville University. In addition to membership in several professional organizations, Mr. Campbell is past President of the American Institute of Mining, Metallurgical and Petroleum Engineers, a global professional society. He is past President of the Coastal Carolina Council of the Boy Scouts of America, Charleston Trident United Way, Berkeley County Chamber of Commerce, the Minerals, Metals and Material Society (TMS) and the TMS Foundation. He is past Chairman of the South Carolina Chamber of Commerce. He is on the Board of Governors of the School of Business and Economics of the College of Charleston and was on the Board of Visitors of Clemson University and the Clemson Engineering Advisory Board.  He serves on the Trident Technical College Foundation. He was on the Board of Directors for the South Carolina Public Service Authority (Santee Cooper) and is past Chairman of the Board for the South Carolina Manufacturer's Alliance.   He was elected to the South Carolina Senate in 2007 and re-elected in November 2008.  He represents District 44 in Berkeley County.

RONNIE M. GIVENS has served as a director of First Financial since December 2004. Mr. Givens has over 42 years of professional experience and is a director of Dixon Hughes PLLC, a certified public accounting and business advisory firm. Dixon Hughes PLLC has 22 offices in eight states. Prior to his firm merging with Dixon Hughes on November 1, 2006, he was a founding member of Gamble Givens & Moody LLC. His professional affiliations include memberships in the American Institute of Certified Public Accountants (AICPA) and the South Carolina Association of Certified Public Accountants (SCACPA). He serves on a number of boards within the community including The Charleston Naval Facilities Redevelopment Authority, The Berkeley County Chamber of Commerce, Southeastern Wildlife Exposition and the Charleston Southern University Charleston Interstate Development Corporation Board.

HUGH L. WILLCOX, JR. is a Senior Partner in the law firm of Willcox, Buyck, and Williams, PA, of Florence, South Carolina, and Surfside Beach, South Carolina. He is a member of numerous professional organizations, including the Association of Defense Trial Attorneys and the American Board of Trial Advocates.  Mr. Willcox is active in community affairs where he has served on the Board of Directors for the Florence Museum, Florence Kiwanis Club, Pawleys Island Civic Association and the Hospice Foundation.  He is Chairman of the Zoning Board of Appeals for the Town of Pawleys Island, South Carolina and a member of the Kiwanis Agricultural Society.

   The present principal occupation and other business experience during the last five years of each director continuing in office are set forth below:

          Thomas J. Johnson has served as a director of First Financial since 1998 and as a director of First Federal since 2002.  He is President, Chief Executive Officer and Owner of F & J Associates, a company that owns and operates automobile dealerships in the southeastern United States and the U.S. Virgin Islands.

          D. Kent Sharples has served as a director of First Financial since 1992 and as a director of Peoples Federal Savings and Loan Association (an institution acquired by First Financial and later merged into First Federal) from 1984 through 1999.  Dr. Sharples has been President of Daytona Beach Community College (now known as Daytona State College), Daytona Beach, Florida since July 1999.  From July 1980 to July 1999, he was President of Horry-Georgetown Technical College, Conway, South Carolina.

          A. Thomas Hood is President and Chief Executive Officer of First Financial and First Federal. He also serves on the Boards of First Financial, First Federal, First Southeast Insurance Services, Inc. and Kimbrell Insurance Group, Inc.

          James L. Rowe is President of First Southeast Insurance Services, Inc. and Kinghorn Insurance Services, Inc., subsidiaries of First Financial. He also serves on the Boards of First Financial, First Southeast Insurance Services, Inc. and Kimbrell Insurance Group, Inc.

          Henry M. Swink served as a director of Peoples Federal Savings and Loan Association (an institution acquired by First Financial and later merged into First Federal) from 1996 until its merger with First Federal on August 30, 2002. Mr. Swink is President of McCall Farms, Inc., a food processing company that manufactures and markets canned fruits and vegetables throughout the Southeast.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

First Financial’s Board of Directors conducts its business through Board meetings and through its committees.  During the fiscal year ended September 30, 2009, the Board held 15 meetings.  No director attended less than 75 percent of the total meetings of the Board and committees on which the director served during this period for First Financial.

Committees and Committee Charters

The Board of Directors has standing Executive, Compensation/Benefits, Audit and Corporate Governance/Nominating committees.  The Compensation/Benefits, Audit and Corporate Governance/ Nominating committees have adopted written charters and they are available on our website at www.firstfinancialholdings.com.

The following table lists the membership of the standing committees of the Board of Directors:

Director	Executive	Compensation/ Benefits	Audit	Corporate Governance/ Nominating
Paula Harper Bethea	√	√		√
Paul G. Campbell, Jr.	√		√
Ronnie M. Givens	√	√	√
A. Thomas Hood	√

Thomas J. Johnson			√	√
James C. Murray	√		√	√
James L. Rowe
D. Kent Sharples		√	√
Henry M. Swink		√		√

The Executive Committee, composed of Mrs. Bethea, Mr. Campbell, Mr. Givens, Mr. Hood and Mr. Murray, did not meet during the fiscal year ended September 30, 2009.  The full Board meets monthly in executive session, both with and without the presence of management directors.

The Audit Committee, composed of Messrs. Givens (Chairman), Campbell, Johnson, Murray and Sharples, meets at least quarterly to:

•	Monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting, regulatory and legal compliance.

•	Appoint, compensate and oversee the work of the independent registered public accounting firm employed for the purpose of preparing an audit report or related work.

•	Facilitate communication among the independent registered public accounting firm, management, employees, the Chief Risk Officer, the internal audit service provider and the Board of Directors.

•	Approve loans made to affiliates.

This committee met eight times during the fiscal year ended September 30, 2009.  For additional information regarding the Audit Committee, see the section of this Proxy Statement entitled “Audit Committee Matters.”

The Compensation/Benefits Committee, composed of Mr. Swink (Chairman), Mrs. Bethea, Mr. Givens and Dr. Sharples, reviews compensation policies and benefit plans of First Financial, grants stock options and recommends compensation for senior management.  This committee held six meetings during the fiscal year ended September 30, 2009.

The Corporate Governance/Nominating Committee, composed of Mrs. Bethea (Chairman), Mr. Johnson, Mr. Murray and Mr. Swink, selects the nominees for election as director.  The appointment of the Corporate Governance/Nominating Committee is authorized by Article II, Section 14 of First Financial’s Bylaws, which also provides that: “No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Corporation in accordance with the provisions of the Corporation’s Certificate of Incorporation.”  The Corporate Governance/Nominating Committee met four times during the fiscal year ended September 30, 2009.  For additional information regarding the Corporate Governance/Nominating Committee, see “Corporate Governance/Nominating Committee Matters” included herein.

Corporate Governance

We and our affiliates and subsidiaries are committed to maintaining high standards of corporate governance.  Our executive officers and the Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of First Financial’s shareholders and employees.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the Nasdaq rules.  The Board will continue to evaluate, and improve our corporate governance principles and policies as necessary and as required.

Director Independence.  The Board is comprised of a majority (78%) of independent directors in compliance with SEC and Nasdaq rules.  All members of the Audit, Compensation/Benefits and Corporate Governance/Nominating committees are independent pursuant to SEC and Nasdaq rules. The members of these committees do not have any relationship to First Financial that may interfere with the exercise of their independence from management and First Financial.  None of the members of these committees are current or former officers or employees of First Financial or its affiliates.  The Board has determined that all members of the Board are independent, except for A. Thomas Hood, President and Chief Executive Officer of First Financial and First Federal, and James L. Rowe, President of First Southeast Insurance Services, Inc.

Code of Business Conduct and Ethics.  We have had a written code of conduct for our officers, directors and employees since 1988.  On May 28, 2009, the Board of Directors adopted a revised Code of Business Conduct and Ethics for our officers (including the senior financial officers), directors and employees.  The Code of Business Conduct and Ethics requires our officers, directors and employees to maintain the highest standards of professional and ethical conduct.  The Code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of the Code.  A copy of the Code of Business Conduct and Ethics is posted on our website at www.firstfinancialholdings.com.

Securities Trading Policy.  Executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of First Financial’s securities.  This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost dollars and forward sale contracts.  In addition, this policy is designed to ensure compliance with all SEC insider trading rules.

Shareholder Communication with the Board of Directors. The Board has established a process for shareholders and other interested parties to communicate directly with the Chairman of the Board of First Financial or with the non-management directors individually or as a group.  Any shareholder or other interested party who desires to contact one or more of the directors, including the Chairman of the Board, may send a letter to the following address:

Board of Directors (or Chairman or name of individual director)
c/o Dorothy B. Wright, Corporate Secretary
First Financial Holdings, Inc.
2440 Mall Drive
Charleston, SC  29406

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

In addition, any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing the following address:

First Financial Holdings, Inc. Audit Committee
c/o Dorothy B. Wright, Corporate Secretary
First Financial Holdings, Inc.
2440 Mall Drive
Charleston, SC  29406

Annual Meeting Attendance by Directors.  Directors are expected to attend our annual meeting of shareholders, but we do not have a formal policy regarding attendance.  We cover or reimburse the directors for all reasonable out-of-pocket expenses associated with attendance at annual meetings.  All members of the Boards of Directors of First Financial and First Federal attended the 2009 annual meeting of shareholders.

Related Party Transactions.  First Federal has followed a policy of granting loans to officers and directors which fully complies with all applicable federal regulations.  Loans and extensions of credit to directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender (unless the loan or extension of credit is made under a benefit program generally available to all employees), in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.  Loans in amounts up to $15,000 are granted pursuant to First Federal’s normal approval procedures.  Loans in excess of $15,000 are required to be reviewed by the First Federal Directors Loan Committee and ratified by the First Financial Audit Committee and the First Federal Board of Directors.  Loans and aggregate loans of $500,000 or greater are reviewed and approved by First Federal’s Board of Directors, pursuant to Regulation O of the Federal Reserve Board.  All loan approval and review procedures are governed by written policies.

Business loans to directors, executive officers and their related persons are not made with preferential rates or terms.  Personal loans, including residential mortgage loans, to those individuals may be made with preferential rates under applicable federal law, so long as those preferential rates are the same as those available to all non-officer employees of First Financial.  These preferential rates return to market rates and terms in effect at the time of origination when the director or executive officer leaves.  The following table reflects loans to directors and executive officers who, during fiscal 2009, had aggregate indebtedness to First Federal that exceeded $120,000 at below market rates.

Name	Type of Loan[1]	Interest Paid in Fiscal 2009 ($)	Rate Discount[2]	Largest Principal Balance in Fiscal 2009 ($)	Principal Balance at September 30, 2009 ($)
Executive Officers:
A. Thomas Hood	First Mortgage	21,636	1.75%	669,000	667,557
R. Wayne Hall	First Mortgage	7,193	1.75%	389,805	379,285
John L. Ott	First Mortgage	3,012	1.75%	128,609	124,412
Directors:
Paul G. Campbell	First Mortgage	10,131	1.75%	460,500	460,500
D. Kent Sharples	First Mortgage	1,328	1.75%	1,175,000	1,175,000
Hugh L. Willcox, Jr.	First Mortgage	8,888	1.75%	237,039	230,616
[1]	Origination and underwriting fees are waived on all first mortgage loans made under the employee loan program.
[2]
Preferential rates are 1% over the one year constant maturity treasury compared with customer’s rates which are generally 2.75% over the same index.  The preferential rates for the six loans above were made at discounts of 1.75% of the fully indexed rate available to our customers on the same date.

We lease office space from Mr. Rowe, one of our directors, at prevailing market rates.  During the fiscal year ended September 30, 2009, the total payments made were $308,796 of which $137,171 constitutes Mr. Rowe’s interest.  When insurance agencies are purchased, we will often lease the office space from the previous owner.  These transactions are approved by First Financial’s Board of Directors as part of the approval of the acquisition and leases are executed at the closing.

First Federal purchases automobiles through the Ford Motor Company Fleet Program which allows automobiles to be purchased at current fleet prices or prevailing market prices, whichever is lower.  Mr. Johnson, one of our directors, owns the Conway Ford dealership and most automobiles are purchased from his dealership.  During the fiscal year ended September 30, 2009, the total payments made to Conway Ford were $201,393.  Several times during the year, First Federal compares market pricing among Ford dealerships to ensure we are receiving the best possible prices.

DIRECTORS’ COMPENSATION

The following table sets for the information regarding the compensation earned by or awarded to each director who served on our Board of Directors during the fiscal year ended September 30, 2009, with the exception of A. Thomas Hood, who is our President and Chief Executive Officer and whose compensation is reflected below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Option Awards ($)[2,4]	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)[5]	Total ($)
Paula Harper Bethea	28,200	2,846	1,838	-0-	-0-	1,800	34,684
Paul G. Campbell, Jr.	26,600	3,225	1,838	-0-	-0-	3,597	35,260
Ronnie M. Givens	27,000	2,498	1,838	-0-	-0-	10,000	41,336
Thomas J. Johnson	28,000	2,846	1,838	-0-	-0-	-0-	32,684
James C. Murray	31,600	3,603	1,838	-0-	-0-	5,000	42,041
James L. Rowe	-0-	-0-	-0-	-0-	-0-	-0-	-0-
D. Kent Sharples	24,600	2,498	1,838	-0-	-0-	4,003	32,939
Henry M. Swink	25,400	2,498	1,838	-0-	-0-	1,800	31,536
[1]	Please see the description of directors’ fees below.
[2]
Represents the dollar amount recognized for financial statement reporting purposes in 2009 for awards and grants made in the current and prior fiscal years.  For a discussion of valuation assumptions, see Note 18 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

[3]
Consists of the following awards of stock made on January 30, 2009 under the Performance Equity Plan for performance related to fiscal 2008:  Mrs. Bethea and Mr. Johnson, 188 shares each with an aggregate grant date fair value of $5,693; Mr. Campbell, 213 shares with a grant date fair value of $3,225; Mr. Givens, Dr. Sharples and Mr. Swink, 165 shares each with an aggregate grant date fair value of $7,494; and Mr. Murray, 238 shares with a grant date fair value of  $3,603. As of September 30, 2009, the directors had no shares of restricted stock outstanding.

[4]
Consists of an award to each director, other than Mr. Rowe, of 500 stock options granted on December 18, 2008 with a grant date fair value of $9,270. As of September 30, 2009, the directors had an aggregate of __[?]____ stock option awards outstanding.

[5]	Consists of payments to travel to board of director meetings, savings on loans due to reduced interest rate under the employee/director loan program, and company matched charitable donations.

Non-employee members of First Financial’s Board who also serve First Federal’s Board receive monthly fees of $1,900, except the Chairman and Vice Chairman of the Board, who receive monthly fees of $2,400 and $2,150, respectively.  Non-employee members who serve on the Board of either First Financial or First Federal Board receive monthly fees of $1,667.  First Financial’s Audit Committee members each receive an additional annual fee of $2,000 and the Audit Committee Chairman receives an additional annual fee of $6,000. Directors also receive $1,250 per day for attending all day joint meetings (with First Financial’s management) for strategic planning purposes.  These meetings are generally scheduled to occur twice each year.  The Chairman of First Financial’s Compensation/Benefits Committee receives an annual fee of $3,000 and members of this committee receive an annual fee of $1,000.  Non-employee directors who serve on First Financial’s non-banking subsidiary boards were paid $200 to $500 on a quarterly basis.  Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities, including director education courses and materials.

The 2004 Outside Directors Stock Options-For-Fees Plan was approved by shareholders at the 2004 annual meeting of shareholders.  In addition to outside directors, the plan also allowed advisory and emeritus directors of First Financial and its subsidiaries to participate in the plan.  Under this plan, eligible directors could elect to receive stock options in lieu of cash compensation.  In fiscal 2008, this plan was replaced by the 2007 Equity Incentive Plan and directors were awarded stock options under that plan.  Directors were eligible to defer their cash payments in fiscal 2009; however, no First Financial director elected to do so.

The 2005 Performance Equity Plan for Non-Employee Directors was approved by shareholders at the 2005 annual meeting of shareholders.  Under this plan, the Boards of Directors of First Financial and First Federal specified performance targets for First Financial and First Federal, as appropriate, and the percentage of total Board fees eligible for conversion to shares of First Financial common stock upon the attainment of the performance targets.  Performance targets (return on equity) for fiscal year 2008 resulted in the total award of 1,982 shares to the non-employee directors of First Financial and First Federal.  These shares were distributed to directors in February 2009.  Performance targets for fiscal 2009 were not achieved and thus no shares will be distributed to directors in February 2010 under this plan.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

Our compensation program is designed to attract and retain high quality executive officers and management team members.  We believe that a competitive compensation program is an important tool to attract and retain talented executives capable of leading our business in the complex and competitive environment in which we operate.  The program directly links pay to performance to ensure that executive compensation is aligned with our strategic goals.  We believe that an executive’s compensation should be tied to delivering value to our shareholders.  The Board of Directors approves and oversees our executive compensation program.  The Compensation/Benefits Committee, which consists of independent directors, reviews our compensation policies and benefit plans, grants stock options, reviews the performance of the Chief Executive Officer and recommends compensation for all members of senior management.  All executive compensation recommendations are subject to final approval by the Board of Directors.

Key elements of compensation for our executive officers typically include an annual cash incentive award and equity based awards.  The annual cash incentive award is directly linked to specific corporate and personal goals.  Base salary, 401(k), profit sharing and other fringe benefits are the remaining components of the total annual compensation package.  However, as discussed in greater detail below, several of these elements have been suspended in order to conserve capital due to the current state of the economy.

We provide a portion of the annual compensation in equity based-awards because stock ownership aligns our executive officers’ interests with those of our shareholders.  The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value.

Impact of Recent Legislation on Executive Compensation. Effective December 5, 2008, First Financial completed the sale to the United States Department of the Treasury (“Treasury”) of 65,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a related warrant to purchase 483,391 shares of First Financial’s common stock.  The issuance was the result of the Treasury’s approval of First Financial’s application to participate in the Treasury’s Capital Purchase Program, which was established by

Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008 (the “EESA”).  The EESA authorizes the Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in a troubled asset relief program (“TARP”). First Financial was required to make certain changes to its executive compensation arrangements as necessary to comply with the provisions of the EESA.

Effective February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”).  The ARRA amends the provisions of the EESA that are applicable to TARP recipients, such as First Financial.  Accordingly, First Financial is now subject to additional limitations on executive compensation, including a provision for recovery of bonus, retention awards, or incentive compensation paid based on earnings, revenue, gains or other criteria later found to be materially inaccurate, a prohibition on making golden parachute payments, a prohibition on paying or accruing any bonus, retention award or incentive compensation (except for certain grants of long-term restricted stock), and providing tax gross-ups.  These restrictions and prohibitions apply to various First Financial officers, as discussed in greater detail below.

Waiver of Changes to Compensation.   In connection with First Financial’s receipt of funds under the Treasury’s Capital Purchase Program, each of our named executive officers signed a waiver voluntarily waiving any claim against the Treasury or First Financial for any changes to his compensation or benefits that are required to comply with the October 20, 2008 regulations issued by the Treasury Department under the Capital Purchase Program and acknowledging that the regulations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including “golden parachute” agreements).  In addition, the named executive officers entered into compensation modification agreements with First Financial amending their executive compensation agreements as may be necessary to comply with Section 111(b) of the EESA, which governs executive compensation.

Determination of Executive Compensation

To maintain a fair and equitable compensation program and to offer a competitive wage to attract and retain the best qualified executives, job descriptions are reviewed and if necessary, revised annually.  Job descriptions of the executive officers were used in the job evaluation process and this process established the relative internal value of jobs within First Financial and First Federal.  A series of five compensable factors are used to determine the value of the jobs:  knowledge and skills, problem solving and decision making, scope of accountability, impact and internal/external contacts.

The Chief Executive Officer annually reviews the performance of each named executive officer.  Considerations include experience, management skills, long-term performance, performance during the current fiscal year, individual accomplishments and performance with respect to corporate and personal goals.  Along with those factors, the Chief Executive Officer also considers then-current shareholder returns, operating results, asset quality, asset-liability management, regulatory compliance, economic conditions, external events that affect our operations, the competitiveness of the executive’s total compensation and our ability to pay an appropriate and competitive salary.  The conclusions and recommendations of the Chief Executive Officer are presented to the Compensation/Benefits Committee, which can accept the recommendations or exercise its discretion in modifying any recommended salary adjustments or awards to executive officers.  The Chief Executive Officer’s performance is reviewed by the Compensation/Benefits Committee and it makes recommendations to the Board for his compensation.  All executive compensation recommendations are subject to final approval by the Board of Directors.

In October 2008 and 2009, the Compensation/Benefits Committee utilized EquilarInsightTM, a tool for benchmarking executive compensation and analyzing chief executive officer and executive pay trends, to aid in the identification of a peer group of publicly-traded companies.  In order to benchmark our compensation program and compensation levels, the Compensation/Benefits Committee evaluated the compensation practices of a broad range of companies in the financial services industry with assets of $2.5 to $4.0 billion and mean assets of $3.1 billion in December 2007 and $3.4 billion in December 2008.  The peer group is comprised of federally chartered savings banks and savings and loans, and state chartered banks.  First Financial’s peer group consists of the following 31 financial institutions:

·	Bancfirst Corp (OK)	·	Lakeland Bancorp Inc (NJ)

·	Bank Of The Ozarks Inc (AR)	·	Mainsource Financial Group (IN)

·	Capital City Bank Group Inc (FL)	·	Midwest Banc Holdings Inc (IL)

·	Chemical Financial Corp (MI)	·	Old Second Bancorp Inc (IL)

·	Community Trust Bancorp Inc (KY)	·	Renasant Corp (MS)

·	First Financial Bancorp (OH)	·	Republic Bancorp Inc (KY)

·	First Financial Bankshares Inc (TX)	·	S&T Bancorp Inc (PA)

·	First Merchants Corp (IN)	·	Sandy Spring Bancorp Inc (MD)

·	First Place Financial Corp (OH)	·	SCBT Financial Corp (SC)

·	First State Bancorporation (NM)	·	Simmons First National Corp (AR)

·	Frontier Financial Corp (WA)	·	Superior Bancorp (AL)

·	Green Bankshares Inc (TN)	·	TierOne Corp (NE)

·	Harleysville National Corp (PA)	·	Washington Trust Bancorp Inc (RI)

·	Independent Bank Corp (MA)	·	West Coast Bancorp (OR)

·	Independent Bank Corp (MI)	·	WSFS Financial Corp (DE)

·	Integra Bank Corp (IN)

In addition to reviewing a performance comparison of these financial institutions, the Compensation/Benefits Committee reviewed reports analyzing each named executive officer’s total compensation.  This allowed the Compensation/Benefits Committee to compare performance and compensation rankings of the named executive officers of our peer financial institutions to those of First Financial.

The Compensation/Benefits Committee believes that our most direct competitors for executive talent are not necessarily the companies that would be included in an established peer group.  Successful executives in the banking industry have a broad range of opportunities in the financial industry generally either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example).  Many of these companies are not publicly traded.  The Compensation/Benefits Committee’s annual compensation reviews permit an ongoing evaluation of the link between our performance and executive compensation in this greater context.

Components of Executive Compensation

Our executive compensation program is intended to link management’s pay with our annual and long-term performance.  The program includes both short-term cash compensation and long-term equity compensation.  For the fiscal year ended September 30, 2008, the principal components of targeted compensation for the named executive officers were:

•	base salary;
•	annual incentive award;
•	long-term equity incentive compensation;
•	401(k) savings plan contributions;
•	profit sharing contributions; and
•	certain perquisites.

However, in January 2009, in an effort to conserve capital during these difficult economic times, First Financial announced that no annual incentive awards would be given to any member of its management team for the fiscal year ending September 30, 2009.  Additionally, First Financial announced that 401(k) savings plan and profit sharing contributions would be discontinued for the remainder of fiscal 2009 and for the foreseeable future.

Base Salary

Base salary is designed to provide competitive levels of compensation to our executives based upon their experience, duties and scope of responsibility.  We pay base salaries because it is necessary to recruit and retain executives.  When all benefits are being paid, base salary levels are important because they are used to determine the target amount of incentive awards and they are used for computing 401(k) and profit sharing contributions.

Salary adjustments are typically considered annually as part of the Compensation/Benefits Committee’s review process and base salaries are reviewed for adjustment in October of each year.  Salary levels are also considered upon a promotion or other change of job responsibility.  Towers Perrin performed a benchmark study several years ago on our compensation plan.  Since that time, the Compensation/Benefits Committee has used the World at Work Salary Budget Survey to review salary trends in the United States and to aid in determining annual salary adjustments and salary range adjustments.  After reviewing the EquilarInsightTM reports in October 2009, the Compensation/Benefits Committee increased the base salary of Mr. Hall by $33,000.  This increase in base salary was directly related to Mr. Hall’s additional responsibilities as Chief Operating Officer of First Federal.

With respect to our named executive officers, the Compensation/Benefits Committee took the following factors into account in setting base salaries;

•	the base salaries of the named executive officers of our peer companies (as reflected in our EquilarInsightTM analysis);

•	our progress in meeting our return on equity and other financial goals in 2009;

•	the performance of our common stock;

•	mergers and acquisitions generally;

•	an assessment of individual performance;

•	the officer’s length of service to First Financial;

•	public representation of First Financial by virtue of community and industry stature; and

•	the Consumer Price Index that would otherwise be applicable for the year of evaluation.

Incentive Awards

In addition to the base salary, we typically provide named executive officers with the opportunity to earn performance incentive awards as a form of short-term compensation to compensate them for service rendered during the year.  Awards are determined at the end of the year based on the results of our performance during the year as well as each individual’s contribution to that performance.

In September 1996, the Board of Directors approved the Management Performance Incentive Compensation Plan.  The purpose of the plan is to share the rewards of excellent performance with those executives who provide knowledge and direction to First Financial and First Federal, and work to accomplish results that are above expectations.  Company-wide and individual standards of measurement are developed annually and approved by the Board of Directors.  First Financial and First Federal must meet the goals as identified in their strategic business plans.  If the minimum return on equity is not achieved, no performance incentive is awarded to senior vice presidents, executive vice presidents or the Chief Executive Officer under the plan.  If the minimum return on equity is achieved, there is a matrix that determines whether the award will be 25%, 50%, 75%, or 100% of the maximum 65% of base pay possible.  The return on equity goals for fiscal 2009 were 9.75-10.25% 25%; 10.26-10.75% 50%; 10.76-11.25% 75% and 11.26% and above 100%.

In addition to return on equity, corporate goals usually include other profitability goals such as return on average assets, the net interest margin, revenue growth; productivity goals such as the efficiency ratio; quality as measured by problem asset ratios, client satisfaction scores; and volume goals such as loan production volumes, new account and household growth.  Typically, the executive officers have a high percentage of their goals related to corporate goals while other senior officers may have a mix such as 50% corporate and 50% individual.  The Chief Executive Officer’s performance incentive compensation is the average (individual percentages earned totaled and divided by the number of team members who earned their incentives) of all goals achieved by all members of the management team.

Any incentive awards are supplements to annual compensation.  No incentive bonus will be awarded to senior vice presidents, executive vice presidents or the Chief Executive Officer for a fiscal year, regardless of performance on individual factors, if First Financial’s and First Federal’s returns on shareholders’ equity are less than the approved minimum for that fiscal year.  As previously mentioned, payments awarded under this plan were suspended for the fiscal year ended September 30, 2009 as a result of our efforts to conserve capital in the current economic environment. In addition, First Financial’s participation in the Treasury’s Capital Purchase Program currently prohibits it from paying or accruing any bonus, retention award or incentive compensation to its five most highly compensated employees.  Therefore, Mr. Hood, Mr. Hall and three non-executive officers were not eligible for an incentive award in the fiscal year ended September 30, 2009.  This prohibition will be effective for as long as the 65,000 shares of First Financial’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, sold to the Treasury remain outstanding.

Long-term Equity Incentive Compensation

We also provide executive officers with long-term equity incentive compensation to encourage them to focus on long-term performance and to provide an opportunity for the management team to increase their ownership in First Financial through equity-based awards.

Long-term equity awards to the named executive officers were made at the Compensation/Benefits Committee’s regularly scheduled meeting in December 2008. These awards were made based on the performance of the company in fiscal 2008 and will vest over a three year period. The Compensation/Benefits Committee has historically made equity awards at its May and November/December meetings.

After considering First Financial’s performance and areas needing improvement, the Compensation/Benefits Committee granted stock options to the management team in May 2007 which will vest based on improvement to First Financial’s efficiency ratio.  The goal is to reduce the efficiency ratio to 59% or less over a three year period.  The award required the efficiency ratio to be calculated for the twelve month period ended March 31, 2008, 2009 and 2010.  If the stated improvement in the ratio is achieved, the vesting for that year will take place, which is one-third of the options.  Each year provides the opportunity for vesting to “catch-up” if the subsequent year’s goal is achieved.   The goal for year one is 63% or less, year

two is 61% or less and year three is 59% or less.  The March 31, 2009 goal of decreasing the efficiency ratio to 61% was not achieved and as a result, these options have not vested.  The efficiency ratio for the twelve month period ended March 31, 2009 was 62.1%.  It is important to note that the options awarded in May 2007 are currently underwater.

First Financial’s participation in the Treasury’s Capital Purchase Program currently prohibits it from paying or accruing any bonus, retention award or incentive compensation to its five most highly compensated employees.  This includes awards of stock options.  This prohibition will be effective for as long as the 65,000 shares of First Financial’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, sold to the Treasury remain outstanding.

401(k) Savings Plan

We offer a tax-qualified retirement savings plan pursuant to which all employees who have completed 30 days of service are eligible to participate.  There are two types of salary deferrals, Regular 401(k) deferrals and Roth 401(k) deferrals.  Those who participate in the Regular 401(k) can contribute up to 100% of their annual salary on a pre-tax basis subject to limits prescribed by the Internal Revenue Code.  Those who participate in the Roth 401(k) must pay current income tax on the deferral contribution.  Both plans are referred to as “safe harbor 401(k) plans.”  Until January 2009, First Financial made a matching contribution equal to the sum of 100% of the amount of salary reductions, including any catch-up contributions and/or any Roth elective deferrals that are not in excess of 3% of compensation, plus 50% of the amount of salary reductions that exceed 3% of compensation but not in excess of 5% of compensation.  The following shows the matching applicable quarterly contribution percentage to the extent such additional matching contribution exceeded the safe harbor contribution:

Return on Equity	Contribution Percentages

Less than 4%	0%
4% to less than 8%	25%
8% to less than 12%	50%
12% to less than 16%	75%
16% or more	100%

First Financial announced in January 2009 that 401(k) savings plan contributions would be discontinued for the remainder of fiscal 2009 and for the foreseeable future in order to conserve capital.

All employee contributions and matching contributions are fully vested upon contribution.  Plan participants are able to direct the investment of all contributions made by us, as well as their own contributions, from among the investment funds made available under the plan.  The investment funds available are a number of mutual funds including targeted retirement date funds and First Financial common stock.

Profit Sharing Contributions

We have a Profit Sharing Plan, pursuant to which contributions may be made for all employees.  Our discretionary profit sharing contribution will be “allocated” or divided among participants eligible to share in the contribution for the plan year.  An individual’s share of the contribution will depend upon how much compensation is received during the year and the compensation received by other eligible participants.  The allocation of our discretionary profit sharing contribution is determined by the following fraction:

Employer’s Discretionary Contribution	X	Individual’s Compensation

Total Compensation of All
Participants Eligible to Share

The percentage contributed to the profit sharing plan is at the discretion of the Board of Directors and it has been approximately 3.5% to 3.7% over the previous four years.  For the calendar year ended December 31, 2008, the profit sharing contribution was 2.15%.  First Financial announced in January 2009 that profit sharing contributions would be discontinued for the remainder of fiscal 2009 and for the foreseeable future in order to conserve capital.

Perquisites

Our named executive officers receive health and welfare benefits, such as group medical, group dental, group life and long-term disability coverage, under plans generally available to all other full-time employees of First Financial and First Federal.  They also receive personal time off and discounted loan rates under programs generally available to all full-time employees.  Perquisites and other benefits represent a small part of our overall compensation package, and are offered only after consideration of business need.  The named executive officers are provided with the use of a company automobile.  The use of company automobiles is largely for business purposes.  Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended September 30, 2009 are included in the “All Other Compensation” column in the Summary Compensation Table.

Executive Stock Ownership Guidelines

The Compensation/Benefits Committee has established First Financial stock ownership guidelines for members of management.  The desired level of stock ownership is based on the market value of the shares owned as a percentage of annual salary.  The percentages are 400 percent, 200 percent and 100 percent for the President/Chief Executive Officer, executive vice presidents and other members of the management teams, respectively.  Stock ownership goals are expected to be met within five years.  When goals are met, an additional stock option grant may be awarded.  All named executive officers who have been employed for five years or longer, except one, currently meet the stock ownership goals set by First Financial.

Compensation Committee Report

The Compensation/Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation/Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation/Benefits Committee certifies that:

(1)
It has reviewed with the senior risk officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of First Financial;

(2)	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to First Financial; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of First Financial to enhance the compensation of any employee.

All SEO compensation plans are measured by specific performance targets identified by senior management and reviewed and approved or disapproved by the Compensation/Benefits Committee of the Board of Directors.

In addition, the plans now contain a payback provision, which requires the SEO to return to First Financial any bonus amounts if it is subsequently discovered that the bonus payment was calculated as a result of misstated financial information.  This payback provision is effective for a period of two years beyond the payment date of the bonus.

First Financial recognizes the potential risk of awarding bonuses to SEO’s since they may have direct responsibility and accessibility to stated performance targets.  To prevent any potential misrepresentation of performance targets, First Financial has implemented the following controls:

•
The Compensation/Benefits Committee will review the SEO compensation plans at least twice a year with First Financial’s senior risk officer to ensure the plans do not encourage SEO’s to take unnecessary and excessive risks that could threaten the value of First Financial.  In addition, the committee will identify and eliminate any risk detrimental to First Financial.

•
All employee compensation plans will be reviewed and approved/disapproved by senior management on an annual basis and presented to the Compensation/Benefits Committee for their review and approval or disapproval.  The committee will identify and eliminate any risk detrimental to First Financial or intentional manipulation of earnings to First Financial.

•
The Compensation /Benefits Committee will charge the internal audit service provider with the responsibility to perform the appropriate “risk evaluations” of SEO compensation plans at least annually, and as otherwise needed, and report the results to the Compensation/Benefits Committee.

•	SEO’s or employees who knowingly receive bonus compensation based on incorrect or manipulated performance targets will be terminated immediately.

THE COMPENSATION/BENEFITS COMMITTEE
Henry M. Swink, Chairman
Paula Harper Bethea
Ronnie M. Givens
D. Kent Sharples

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following information is furnished with respect to compensation earned during the fiscal years ended September 30, 2009, 2008 and 2007 by (1) A. Thomas Hood, our principal executive officer, (2) R. Wayne Hall, our principal financial officer, and (3) our three other most highly compensated executive officers, who are Charles F. Baarcke, Jr., John L. Ott, Jr. and C. Alexander Elmore, Jr.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)	Option Awards ($)[2]	Non-Equity Incentive Plan Compen-sation ($)[3]	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings ($)	All Other Compen- sation ($)[4]	Total ($)
A. Thomas Hood President and Chief Executive Officer of First Financial and First Federal	2009 2008 2007	336,403 291,190 282,709	-0- 20,000 -0-	-0- -0- -0-	23,837 18,038 4,030	-0- 37,122 -0-	-0- -0- -0-	13,652 32,437 22,457	373,892 398,787 309,196
R. Wayne Hall Executive Vice President and Chief Financial Officer of First Financial and First Federal and Chief Operating Officer of First Federal	2009 2008 2007[5]	250,208 233,665 166,385	-0- 20,000 37,000	-0- -0- -0-	36,991 26,861 7,554	-0- 29,652 -0-	-0- -0- -0-	17,003 20,744 17,355	304,202 330,922 228,294
Charles F. Baarcke, Jr. Executive Vice President of First Financial and First Federal	2009 2008 2007	250,208 227,326 220,705	-0- 20,000 -0-	-0- -0- -0-	22,496 16,696 3,526	-0- 29,652 -0-	-0- -0- -0-	14,710 27,082 20,176	287,414 320,756 244,407
John L. Ott, Jr. Executive Vice President of First Financial and First Federal	2009 2008 2007	250,208 227,326 221,055	-0- 20,000 -0-	-0- -0- -0-	22,496 16,695 3,526	-0- 29,652 -0-	-0- -0- -0-	13,857 27,366 20,093	286,561 321,039 244,674
C. Alexander Elmore, Jr. [6] Senior Vice President of First Federal	2009 2008	197,779 175,074	-0- 20,000	-0- -0-	18,619 14,689	-0- 22,836	-0- -0-	16,275 28,221	232,673 260,820
[1]	Retention bonus.
[2]
Represents the dollar amount recognized for financial statement reporting purposes for awards and grants made in the current and prior fiscal years. For a discussion of valuation assumptions, see Note 18 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended September 30, 2009.

[3]
Amounts in this column represent the cash awards under the Management Performance Incentive Compensation Plan, which is discussed in further detail under the heading “Incentive Awards.”  No awards were provided for fiscal 2007 as the minimum target for return on equity was not achieved.  No awards were provided for fiscal 2009 due to management’s decision to suspend payment of management team bonus compensation to further our cost savings efforts.

[4]	Please see the table below for more information on the other compensation paid to the named executive officers in the year ended September 30, 2009.
[5]	Mr. Hall was employed on December 1, 2006.
[6]	Mr. Elmore was not a named executive officer in fiscal 2007.

All Other Compensation.  The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table.

Name	401(k) and Profit Sharing Contribution ($)	LTD, AD&D and Life Insurance Premium ($)	Company Car Usage ($)	Business/Country Club Memberships ($)
A. Thomas Hood	8,763	1,548	1,781	1,560[1]
R. Wayne Hall	9,814	1,548	5,641	-0-
Charles F. Baarcke, Jr.	9,814	1,548	3,348	-0-
John L. Ott, Jr.	9,814	1,548	2,495	-0-
C. Alexander Elmore, Jr.	7,157	1,548	1,725	5,845[2]
[1]	This represents the annual dues for the Harbour Club. Mr. Hood uses this club for meals with clients, shareholders, etc.
[2]	This represents the annual cost of a corporate membership in two clubs used by many members of the management team.

We provide benefit programs to executive officers and other employees.  The following table generally identifies the benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Certain Managers	Full Time Employees
Management Incentive Performance Compensation Plan	√	√
401(k) Plan and Profit-Sharing[1]	√	√	√
Medical/Dental/Vision Plans	√	√	√
Life and Disability Insurance[2]	√	√	√
Stock Option Plans	√	√	√
Change in Control Agreement	√[3]	√
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
[1]	Profit-Sharing and 401(k) Plan contributions are currently suspended due to cost savings measures enacted in January 2009.
[2]	First Financial provides company-paid long-term disability insurance to eligible full-time employees with a monthly benefit in the amount of 50% of qualified salary to a maximum of $10,000 per month.
[3]	Change in control agreements are currently modified due to First Financial’s participation in the Treasury’s Capital Purchase Program.

We believe perquisites for executive officers should be extremely limited in scope and value.  As a result, we have historically given nominal perquisites.  The following table generally illustrates perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Type of Perquisites	Executive Officers	Certain Managers and Salespeople	Full Time Employees
Employee/Director Loan Program[1]	√	√	√
Financial Planning Allowance	Not Offered	Not Offered	Not Offered
Automobile Allowance or Use of Company Automobile[2]	√	√	√
Business/Country Club Memberships[3]	√	√	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use[4]	Not Offered	Not Offered	Not Offered
[1]
All directors, officers and employees who work a minimum of 20 hours per week, and qualify under federal regulations and normal underwriting standards are eligible to receive mortgage, second mortgage, lot, cash reserve, consumer and credit card loans at discounted rates from First Federal.  Terms, conditions and discounts vary based on loan type.  First Federal expects timely payment of loans from all directors, officers and employees, and delinquent accounts may result in disciplinary action up to and including discharge.

[2]
Certain employees do receive reimbursement, in accordance with the Internal Revenue Code, for various costs incurred in connection with utilization of their personal vehicle in connection with business travel that is in addition to typical business expenses.

[3]	First Financial, on a very limited basis, will pay business/country club memberships for use by certain officers and managers to cultivate business relationships.
[4]	First Financial does not provide dwellings for personal use other than for temporary job relocation housing.

Employment Agreements. We have entered into employment agreements with various employees including each of the named executive officers.  Currently, the agreements with Messrs. Hood, Hall, Baarcke and Ott expire on September 30, 2012.  Mr. Elmore’s agreement expires September 20, 2011. The agreements provide for a minimum annual salary for Mr. Hood, Mr. Hall, Mr. Baarcke, Mr. Ott and Mr. Elmore of $342,172, $253,093, $253,093, $253,093 and $200,664, respectively.  The agreements also provide for participation in any plan of First Financial relating to profit-sharing or other retirement benefits and medical coverage or reimbursement plans that First Financial may adopt for the benefit of its employees.

The terms of each of the agreements may be extended for an additional 12 full calendar months upon action of the Boards of First Financial and First Federal, as appropriate, prior to the respective anniversary dates of the agreements.  Each of the agreements provides for payment of compensation to the officer in the event of termination for various reasons, as described below under “Potential Payments Upon Termination.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the fiscal year ended September 30, 2009.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other	All Other Awards:		Grant Date
Name	Date of Grant	Threshold (#)	Target (#)	Maxi-mum (#)	Stock Awards: Number Of Shares of Stock or Units (#)	Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Fair Value of Stock and Option Awards ($)[1]
A. Thomas Hood								-0-
	12/18/08	-0-	-0-	-0-	-0-	3,000	27.88	18,066
R. Wayne Hall								-0-
	12/18/08	-0-	-0-	-0-	-0-	3,000	27.88	18,066
Charles F. Baarcke, Jr.								-0-
	12/18/08	-0-	-0-	-0-	-0-	3,000	27.88	18,066
John L. Ott, Jr.								-0-
	12/18/08	-0-	-0-	-0-	-0-	3,000	27.88	18,066
C. Alexander Elmore, Jr.								-0-
	12/18/08	-0-	-0-	-0-	-0-	2,000	27.88	12,044
[1]	Option awards vest ratably over the three-year period from the grant date, with the first third vesting one year after the grant date.

Outstanding Equity Awards

The following information with respect to the outstanding equity awards as of September 30, 2009 is presented for the named executive officers.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expir-	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
		Exer-	Unexer-	Options	Price	Ation	Vested	Vested	Not Vested	Not Vested
Name	Grant Date	cisable	cisable	(#)[3]	($)	Date	(#)	($)	(#)	($)
A. Thomas Hood	11/23/1999	4,000	-0-	-0-	17.00	11/23/2009	-0-	-0-	-0-	-0-
	6/22/2000	4,000	-0-	-0-	14.00	6/22/2010	-0-	-0-	-0-	-0-
	11/20/2001	4,000	-0-	-0-	23.52	11/20/2011	-0-	-0-	-0-	-0-
	11/26/2002	4,000	-0-	-0-	25.001	11/26/2012	-0-	-0-	-0-	-0-
	11/25/2003	3,000	-0-	-0-	32.28	11/25/2013	-0-	-0-	-0-	-0-
	11/23/2004	3,500	-0-	-0-	32.30	11/23/2014	-0-	-0-	-0-	-0-
	5/24/2007	-0-	-0-	4,000	33.06	5/24/2012	-0-	-0-	-0-	-0-
	11/20/2007	1,334	2,666[1]	-0-	27.88	11/20/2012	-0-	-0-	-0-	-0-
	12/18/2008	-0-	3,000[1]	-0-	19.54	12/18/2013	-0-	-0-	-0-	-0-
	Total	23,834	5,666	4,000			-0-	-0-	-0-	-0-
R. Wayne Hall	5/24/2007	-0-	-0-	3,500	33.06	5/24/2012	-0-	-0-	-0-	-0-
	5/24/2007	-0-	4,000[2]	-0-	33.06	5/24/2012	-0-	-0-	-0-	-0-
	11/20/2007	834	1,666[1]	-0-	27.88	11/20/2012	-0-	-0-	-0-	-0-
	1/2/2008	500	1,000[1]	-0-	25.94	1/2/2013	-0-	-0-	-0-	-0-
	12/18/2008	-0-	3,000[1]	-0-	19.54	12/18/2013	-0-	-0-	-0-	-0-
	Total	1,334	9,666	3,500			-0-	-0-	-0-	-0-
Charles F. Baarcke, Jr.	11/25/2003	2,500	-0-	-0-	32.28	11/25/2013	-0-	-0-	-0-	-0-
	11/23/2004	3,000	-0-	-0-	32.30	11/23/2014	-0-	-0-	-0-	-0-
	5/24/2007	-0-	-0-	3,500	33.06	5/24/2012	-0-	-0-	-0-	-0-
	11/20/2007	1,334	2,666[1]	-0-	27.88	11/20/2012	-0-	-0-	-0-	-0-
	12/18/2008	-0-	3,000[1]	-0-	19.54	12/18/2013	-0-	-0-	-0-	-0-
	Total	7,134	5,666	3,500			-0-	-0-	-0-	-0-

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expir-	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
		Exer-	Unexer-	Options	Price	Ation	Vested	Vested	Not Vested	Not Vested
Name	Grant Date	cisable	cisable	(#)[3]	($)	Date	(#)	($)	(#)	($)
John L. Ott, Jr.	11/23/1999	3,500	-0-	-0-	17.00	11/23/2009	-0-	-0-	-0-	-0-
	6/22/2000	3,500	-0-	-0-	14.00	6/22/2010	-0-	-0-	-0-	-0-
	11/20/2001	3,500	-0-	-0-	23.52	11/20/2011	-0-	-0-	-0-	-0-
	11/26/2002	3,500	-0-	-0-	25.001	11/26/2012	-0-	-0-	-0-	-0-
	11/25/2003	2,500	-0-	-0-	32.28	11/25/2013	-0-	-0-	-0-	-0-
	11/23/2004	3,000	-0-	-0-	32.30	11/23/2014	-0-	-0-	-0-	-0-
	5/24/2007	-0-	-0-	3,500	33.06	5/24/2012	-0-	-0-	-0-	-0-
	11/20/2007	1,334	2,666[1]	-0-	27.88	11/20/2012	-0-	-0-	-0-	-0-
	12/18/2008	-0-	3,000[1]	-0-	19.54	12/18/2013	-0-	-0-	-0-	-0-
	Total	20,834	5,666	3,500			-0-	-0-	-0-	-0-
C. Alexander Elmore, Jr.	11/20/2001	5,000	-0-	-0-	23.52	11/20/2011	-0-	-0-	-0-	-0-
	11/20/2001	3,500	-0-	-0-	23.52	11/20/2001	-0-	-0-	-0-	-0-
	11/26/2002	3,500	-0-	-0-	25.001	11/26/2012	-0-	-0-	-0-	-0-
	11/25/2003	2,500	-0-	-0-	32.28	11/25/2013	-0-	-0-	-0-	-0-
	11/23/2004	3,000	-0-	-0-	32.30	11/23/2014	-0-	-0-	-0-	-0-
	5/27/2004	-0-	-0-	3,500	33.06	5/24/2012	-0-	-0-	-0-	-0-
	11/20/2007	967	1,933[1]	-0-	27.88	11/20/2012	-0-	-0-	-0-	-0-
	12/18/2008	-0-	2,000[1]	-0-	19.54	12/18/2013	-0-	-0-	-0-	-0-
	Total	18,467	3,933	3,500			-0-	-0-	-0-	-0-
[1]	Stock options vest 33.33% beginning on the first anniversary of the grant date.
[2]	Stock options vest May 24, 2010, three years from the grant date.
[3]	Stock options vest upon reaching set efficiency goals. The goals for April 1, 2007 – March 31, 2009 were not reached; therefore, no options vested.

Options Exercised and Stock Vested

During the fiscal year ended September 30, 2009, the named executive officers exercised no stock options and acquired no shares upon vesting of restricted stock.

Potential Payments Upon Termination

We have entered into employment agreements with each of the named executive officers that provide for potential payments upon disability, termination and death.  In addition, our equity plans also provide for potential acceleration of benefits upon termination.  The following discussion addresses the potential payments that the named executive officers could receive under a variety of scenarios.

Employment Agreements.  We have entered into employment agreements with each of the named executive officers which provide for payments to the executives upon termination.  In the event of the executive’s death during the term of the agreement, his or her estate would be entitled to receive the compensation due to the executive through the last day of the calendar month in which the death occurred.  Each of the agreements may be terminated by the Board of Directors without cause or for “just cause” (as defined in the agreements).   If the Board terminates the employment of an executive without cause, First Financial must continue to pay the executive his or her salary up to the date of termination of the executive’s employment agreement.  If the executive’s employment is terminated for just cause, First Financial is only obligated to pay the executive’s salary up to the date of termination.

The employment agreements also provide for severance payments and other benefits in the event of a change in control.

As a result of First Financial’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a golden parachute payment to a named executive officer or any of the next five most highly compensated employees.  For purposes of this restriction, a golden parachute payment means any payment for the departure from a TARP recipient for any reason, or any payment due to a change in control of the TARP recipient, except for payments for services performed or benefits accrued.  Excluded from the restriction are payments made in the event of an employee’s death or disability.  The affected executives signed compensation modification agreements to comply with the restriction against making golden parachute payments.  Accordingly, our named executive officers are not currently eligible to receive any payments upon involuntary termination without cause or in connection with a change in control pursuant to their employment agreements but they, or their beneficiaries, remain eligible to receive payments upon a termination due to death or disability.  The prohibition against golden parachute payments will be effective for as long as the 65,000 shares of First Financial’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, sold to the Treasury remain outstanding.

Equity Plans.  Our equity plans provide for accelerated vesting of options in the event of a change in control.  However, as a result of First Financial’s participation in the Treasury’s Capital Purchase Program, accelerated vesting in connection with a change in control is prohibited for the named executive officers or any of the next five most highly compensated employees.  The prohibition against accelerated vesting in this context will be effective for as long as the 65,000 shares of First Financial’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, sold to the Treasury remain outstanding.

Compensation Committee Interlocks and Insider Participation

The Board of First Financial has a Compensation/Benefits Committee composed of Mrs. Bethea, Mr. Givens, Dr. Sharples and Mr. Swink.  The Compensation/Benefits Committee reviews and ratifies the actions of the Compensation Committee of First Federal.  No member of the Compensation/Benefits Committee was an officer or employee of First Financial or any of its subsidiaries during the fiscal year ended September 30, 2009, was formerly an officer or employee of First Financial or any of its subsidiaries, or had any relationship otherwise requiring disclosure.

AUDIT COMMITTEE MATTERS

Audit Committee

The Audit Committee of First Financial is composed of five independent directors and operates under a written charter adopted by the Board on May 25, 2000, and amended several times, most recently on August 22, 2009. The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm.

The Board of Directors has determined that Ronnie M. Givens meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, including meeting the relevant definition of “independent director.”

Management is responsible for our internal controls, including internal controls over financial reporting, and the preparation and presentation of the financial statements and overall financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon and annually auditing management’s assessment of the effectiveness of internal control over financial reporting.  The Audit Committee’s responsibilities include the following:

•	review annual and quarterly financial statements prior to filing or distribution and discuss the results of the annual audit;

•	review quarterly Chief Executive Officer/Chief Financial Officer certifications;

•	review the qualifications, independence and performance of the independent registered public accounting firm;

•	review the operation, organizational structure and qualifications of the internal audit service provider;

•	review significant reports regarding First Financial prepared by the internal audit service provider;

•	review First Financial’s compliance with applicable laws and regulations;

•	review employee and shareholder complaints regarding accounting, audit or internal control issues; and

•	approve loans to affiliates.

Report of the Audit Committee.  In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and the independent accounting firm regarding the financial statements for the fiscal year ended September 30, 2009.  Management represented to the Audit Committee that First Financial’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm.  The Audit Committee discussed with the independent accounting firm the matters required to be discussed by Statements of Auditing Standards No. 114, Communication with those charged with governance, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received written disclosures from the independent accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accounting firm and the Audit Committee’s review of the financial statements and representation of management and the report of the independent accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in First Financial’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed with the SEC.

Submitted by the Audit Committee of the First Financial Board of Directors:

Ronnie M. Givens, Chairman
Paul G. Campbell, Jr.
Thomas J. Johnson
James C. Murray
D. Kent Sharples

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law.  For financial institutions that have received or will receive financial assistance under the troubled asset relief program (“TARP”) or related programs, such as First Financial, the ARRA significantly rewrites the original executive compensation and corporate governance provisions of Section 111 of the Emergency Economic Stabilization Act of 2008.  Notably, the ARRA requires that TARP recipients permit shareholders to vote to approve executive compensation.  This proposal, commonly known as a “say on pay” proposal gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Financial Holdings, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2010 annual meeting of shareholders.

As provided under ARRA, this vote will not be binding on our Board of Directors and may not be construed as overruling a decision by the Board.  The Compensation/Benefits Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of First Financial and First Federal, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible interests of management and shareholders.  Our Board of Directors believes that our compensation policies for procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP as First Financial’s independent accounting firm for fiscal year 2010 and that appointment is being submitted to shareholders for ratification.  In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for fiscal year 2011.

Prior to November 26, 2007, KPMG LLP served as First Financial’s independent accounting firm.  The decision to change accountants was approved by our Audit Committee and Board of Directors on November 20, 2007.  In connection with the audits for the 2007 and 2006 fiscal years and the subsequent interim period through November 29, 2007, (1) there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference thereto in their report on the financial statements for such years; and (2) there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We requested that KPMG LLP furnish us with a letter addressed to the SEC, stating whether they agree with the foregoing statements, and if not, stating the respects in which they do not agree. The required letter from KPMG LLP with respect to the above statements made by us was filed as an exhibit to the Current Report on Form 8-K we filed on November 29, 2007.

The reports of KPMG LLP on our financial statements for fiscal years ended September 30, 2007 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

First Financial had not consulted with Grant Thornton LLP during 2007 or 2006 or the period from September 30, 2007 through November 29, 2007, on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion Grant Thornton LLP might issue on First Financial's financial statements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm

Auditing and Related Fees.  The following table presents fees billed during the fiscal year for professional audit services rendered by Grant Thornton LLP for fiscal 2009 and 2008, as well as services rendered by KPMG LLP for the interim period from October 1, 2007 through November 29, 2007.

		2009		2008[5,6]
Audit Fees[1]		$ 420,323		$ 206,176
Audit related fees[2]		-0-		-0-
Audit and audit related fees		420,323		206,176
Tax Fees[3]		-0-		-0-
Total fees		$ 420,323		$ 206,176
[1]Audit fees including expenses consist of the following:
		2009	2008
Audit of the consolidated financial statements
	quarterly reviews and audit of internal control over financial reporting	$ 347,970	$ 206,176
	Audit of Statement of Assets Acquired & Liabilities Assumed - Acquisition of Cape Fear Bank	72,353
	Procedures related to public offering[4]	-0-	-0-

	Audit fees	$ 420,323	$ 206,176
2In fiscal 2009, $14,950 was paid to KPMG LLP for professional services in connection with re-issuance of the 2007 and 2006 audit opinions for the FY 2008 10-K and of related consents.
 In fiscal 2009, $29,725 was paid to KPMG LLP for professional services in connection with the issuance of two consents related to the S-3 and S-3/A filed in December 2008
3In fiscal 2009 and 2008, tax services were provided by Porter Keadle Moore LLP and not our principal accountant
4In fiscal 2009, $6,700 was paid to KPMG LLP for potential consent related to common stock offering
5An additional $175,140 was paid in fiscal 2008 to KPMG LLP for final work done on the fiscal 2007 audits.
[6]Adjusted to properly reflect invoice date.

It is the policy of the Audit Committee to pre-approve all auditing services and non-auditing services provided to First Financial by its current and previous independent registered public accounting firms, Grant Thornton LLP and KPMG LLP, including fees and terms.  Pre-approval is typically granted by the full Audit Committee.  In considering non-audit services, the Audit Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  The Audit Committee pre-approved all of the engagements for the audit of First Financial, audit related engagements, tax engagements and other permitted non-audit services of Grant Thornton LLP and KPMG LLP paid during fiscal 2009 and fiscal 2008.

CORPORATE GOVERNANCE/NOMINATING COMMITTEE MATTERS

The Corporate Governance/Nominating Committee of First Financial is composed of four directors and operates under a written charter adopted by the Board on September 25, 2003. The committee’s responsibilities are to:

•	nominate persons for election or appointment to the Board;

•	assess Board and committee membership needs; and

•	implement policies and processes regarding corporate governance matters.

Report of the Corporate Governance/Nominating Committee.  The committee is responsible for identifying individuals qualified to become Board members and to recommend to the Board the individuals for nomination as members of the Board.  The committee and the Board expect to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis.  The committee considers the needs of the Board and First Financial in light of the current mix of director skills and attributes.  The committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships.  The committee also takes into consideration the Board’s retirement policy, the ability of directors to devote adequate time to Board and committee matters, and the Board’s belief that a substantial majority of the Board should consist of independent directors.  When considering current Board members for nomination for reelection, the committee also considers prior Board contributions and performance, as well as meeting attendance records.

The committee seeks the input of the other members of the Board in identifying and attracting director candidates who are consistent with the criteria outlined above.  In addition, the committee may use the service of consultants or a search firm, although it has not done so in the past.  The committee will consider recommendations by First Financial’s shareholders of qualified director candidates for possible nomination by the Board.  Shareholders may recommend qualified director candidates by writing to Dorothy B. Wright, Corporate Secretary, First Financial Holdings, Inc., 2440 Mall Drive, Charleston, South Carolina 29406.  Submissions should include information regarding a candidate’s background, qualifications, experience and willingness to serve as a director.  Based on preliminary assessment of a candidate’s qualifications, the Corporate Governance/Nominating Committee may conduct interviews with the candidate and request additional information from the candidate.  The committee uses the same process for evaluating all nominees, including those recommended by shareholders.  The committee did not receive any shareholder nominations this year.

Submitted by the Corporate Governance/Nominating Committee of the First Financial Board of Directors:

Paula Harper Bethea, Chairman
Thomas J. Johnson
James C. Murray
Henry M. Swink

Board Evaluations.  The Board of Directors conducted self-evaluations and individual peer evaluations of each member of the Board of Directors during the fiscal year ended September 30, 2009.  The evaluation covered adherence to the Corporate Code of Business Ethics and Conduct, preparation, knowledge and expertise, attendance and commitment, shareholder alignment, judgment and skills, and participation and contribution to collective decision-making.  The Board continues to review and work for improvement where there are opportunities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our officers and directors, and persons who beneficially own more than ten percent of any registered class of First Financial’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the reports and written representations we have received, we believe that during the fiscal year ended September 30, 2009, all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely filed.

SHAREHOLDER PROPOSALS

Article II, Section 15 of First Financial’s Bylaws provides that any new business to be taken up at the annual meeting shall be stated in writing and filed with the Secretary of First Financial in accordance with the provisions of the Certificate of Incorporation.  Article XI of the Certificate of Incorporation provides that notice of a shareholder’s intent to make a nomination or present new business at the meeting must be given not less than 30 days nor more than 60 days prior to the date of the meeting; provided, however, that if less than 31 days notice of the meeting is given to shareholders by First Financial, such notice shall be delivered or mailed to the Secretary of First Financial not later than the close of the tenth day following the day on which notice of the meeting was provided to shareholders. If properly made, such nominations or new business shall be considered by shareholders at the meeting.

In order to be eligible for inclusion in First Financial’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received by Dorothy B. Wright, Corporate Secretary, First Financial Holdings, Inc., 2440 Mall Drive, Charleston, South Carolina 29406, no later than August 18, 2010.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board is not aware of any business to come before the meeting other than the matters described above in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.  We will bear the cost of solicitation of proxies.  In addition to solicitations by mail, directors, officers and regular employees of First Financial may solicit proxies personally or by telephone without additional compensation.

ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS

A copy of the Annual Report on Form 10-K for the fiscal year ended September 30, 2009 is available to each address of record as of the close of business on the voting record date together with these proxy materials.  THE ANNUAL REPORT ON FORM 10-K IS NOT A PART OF FIRST FINANCIAL’S PROXY SOLICITING MATERIAL.

BY ORDER OF THE BOARD OF DIRECTORS
Dorothy B. Wright
Corporate Secretary
Charleston, South Carolina
December 16, 2009

35

REVOCABLE PROXY
FIRST FINANCIAL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS
JANUARY 28, 2010

The undersigned hereby appoints D. Kent Sharples and Henry M. Swink, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of First Financial Holdings, Inc. (“First Financial”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at First Financial’s main office, 34 Broad Street, Charleston, South Carolina on Thursday, January 28, 2010 at 5:30 p.m., local time, and at any and all adjournments thereof, as indicated.

	FOR		VOTE WITHHELD

1.	The election as director of the nominees listed below (except as marked to the contrary below)	[ ]	[ ]

Paula Harper Bethea Paul G. Campbell, Jr. Ronnie M. Givens Hugh L. Willcox, Jr. (1 year term)

INSTRUCTIONS: To withhold your vote for any individual nominee, write the nominee’s name on the line below.

		FOR	AGAINST	ABSTAIN

2.	Advisory approval of the compensation of First Financial’s named executive officers.	[ ]	[ ]	[ ]

3.	The ratification of the Audit Committee’s selection of Grant Thornton LLP as the independent auditor for the year ending September 30, 2010.	[ ]	[ ]	[ ]

4.	In their discretion, upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” the above proposals.

The proxies will vote your shares as directed on this card.  If you do not indicate your choices on this card, the proxies will vote your shares in accordance with the directors’ recommendations.  If any other business is presented at the annual meeting, the proxies will vote your shares in accordance with the directors’ recommendations.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy card also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and on matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of First Financial at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from First Financial prior to the execution of this proxy of the Notice  of Annual Meeting of Shareholders, a Proxy Statement dated December 16, 2009 and the 2009 Annual Report to Shareholders.

Dated:   , 20__

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.